Exhibit 8.2

P.O. BOX 786, BAY WELLINGTON TOWER

THIRTY-THIRD FLOOR, 181 BAY STREET

TORONTO, ONTARIO, CANADA  M5J 2T3

WEBSITE: WWW.THOR.CA  E-MAIL: THOR@THOR.CA

   TAX LAWYERS

TELEPHONE: (416) 864-0829

FACSIMILE: (416) 864-1106

TOLL FREE: 1-888-666-9998

May 14, 2007

Iron Mountain Canada Corporation
195 Summerlea Rd.
Brampton, Ontario, LGT 4P6
Canada

Dear Sirs/Mesdames:

Re:                 Iron Mountain Canada Corporation
Registration Statement on Form S-4 dated May 14, 2007

The following opinion is furnished to Iron Mountain Canada Corporation, a Nova Scotia unlimited liability company (the “Company”), to be filed with the Securities and Exchange Commission as Exhibit 8.2 to the Company’s Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended.

We have acted as counsel for the Company in connection with its Registration Statement, and we have reviewed originals or copies of such documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed:  (i) the Registration Statement; (ii) the Indenture, dated as of December 30, 2002, by and between Iron Mountain Incorporated and The Bank of New York Trust Company, N.A., as Trustee, as supplemented by the Sixth Supplemental Indenture thereto dated March 15, 2007; and (iii) the Registration Rights Agreement, dated as of March 15, 2007, between Iron Mountain Nova Scotia Funding Company, Iron Mountain Incorporated and the other guarantors named therein and the Initial Purchasers named therein.

The opinion provided in this letter is based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) in force as of the date of this letter, the regulations to the Tax Act, all specific amendments to the Tax Act proposed by the Minister of Finance prior to the date of this letter, and counsel's understanding of the current administrative practices of the Canada Revenue Agency.  This opinion does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.

In our opinion, assuming that there have been no material changes in the facts set out in the Registration Statement, and in the documents incorporated therein by reference, and having regard to the assumptions,

VANCOUVER OFFICE: P.O. BOX 49123, THREE BENTALL CENTRE, TWENTY-SEVENTH FLOOR, 595 BURRARD STREET, VANCOUVER, BC, CANADA V7X 1J2
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limitations and reliances stated in the section of the Registration Statement titled “Certain Tax Considerations—Certain Canadian Federal Income Tax Considerations”, that section of the Registration Statement is correct in all material respects.

This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.  We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement.

Yours truly,

THORSTEINSSONS LLP

/s/ Thorsteinssons LLP